STONEGATE MORTGAGE CORPORATION REPORTS FOURTH QUARTER
AND ANNUAL 2016 FINANCIAL RESULTS

Indianapolis, Ind. - March 9, 2017 - Stonegate Mortgage Corporation (NYSE: SGM) ("Stonegate Mortgage" or the "Company"), a leading, non-bank mortgage company focused on originating, financing and servicing U.S. residential mortgage loans, today reported financial results and operating performance for the quarter and year ended December 31, 2016. These results are based on continuing operations, unless otherwise noted, as the retail restructuring announced last year resulted in, and is presented as, discontinued operations.

Revenues increased 18% to $78.2 million in the fourth quarter of 2016 from $66.3 million in the third quarter of 2016, and increased 67% from $46.8 million in the fourth quarter of 2015. The increase in revenues quarter over quarter was predominantly the result of favorable changes in the fair value of our MSRs, partially offset by decreases in gains on mortgage loans held for sale. Full year 2016 revenues decreased 4% to $176.0 million from $182.7 million in 2015. The decrease in revenues year over year was predominantly the result of decreases in gains on mortgage loans held for sale, loan servicing fees, interest and other income and loan origination and other loan fees, partially offset by a lower negative change in the fair value of our MSRs and a decline in loan payoffs and principal amortization of MSRs.

Total expenses during the fourth quarter of 2016 were $40.8 million, down $9.6 million, or 19%, compared to the third quarter of 2016 and down $3.3 million, or 8%, compared to the fourth quarter of 2015. Full year 2016 expenses decreased 12% to $179.2 million from $204.5 million in 2015. Total expenses have decreased due to lower salaries, commissions and benefits primarily as a result of decreased commission and incentive compensation expense related to the decline in origination volume, as well as a decline in interest expense primarily due to lower volume of mortgage loans originated and funded. This was partially offset by higher depreciation and amortization expenses primarily due to increased property and equipment and software expenditures during 2015 related to major additions to our information technology systems for regulatory compliance, accounting, and operations.

Net income from continuing operations, net of tax for the fourth quarter of 2016 was $36.0 million, or $1.39 per diluted share, compared to net income of $15.6 million, or $0.60 per diluted share, in the third quarter of 2016 and net income of $1.1 million, or $0.04 per diluted share, in the fourth quarter of 2015. Net loss for the full year 2016 was $3.1 million, or $0.12 per diluted share, compared to net loss of $16.2 million, or $0.63 per diluted share, for the full year 2015.

Adjusted net income from continuing operations1 was $1.6 million, or $0.06 per diluted share, for the fourth quarter of 2016, after excluding pre-tax non-cash mortgage servicing rights valuation adjustments of $36.1 million and adding certain other pre-tax non-cash expense items and other non-routine expenses. Adjusted net income from continuing operations was $11.0 million, or $0.42 per diluted share, for the third quarter of 2016 and $1.2 million, or $0.05 per diluted share, for the fourth quarter 2015. Full year 2016 adjusted net income from continuing operations was $10.6 million, or $0.41 per diluted share. Full year 2015 adjusted net income was $10.7 million, or $0.42 per diluted share. Refer to table below for a reconciliation of adjusted net income and adjusted diluted earnings per share to the most directly comparable measures calculated in accordance with GAAP.

1 Adjusted net income from continuing operations and adjusted diluted earnings per share from continuing operations are considered non-GAAP financial measures. These non-GAAP financial measures are performance measures and are presented to provide additional information about our core operations. See table below for a discussion of the use of these non-GAAP measures and a reconciliation of each of these non-GAAP measures to the most comparable measure prepared in accordance with GAAP.

As of December 31, 2016, the Company had cash and cash equivalents of $26.3 million.

Segment Highlights

•	Originations segment

•	Pre-tax income of $5.0 million for the fourth quarter 2016 as compared to $17.7 million for the third quarter 2016

•	Total originations of $2.46 billion during the fourth quarter 2016 as compared to $2.62 billion during the third quarter 2016

•	Servicing segment

•	Pre-tax income of $36.1 million for the fourth quarter 2016 as compared to $3.6 million for the third quarter 2016

•	Adjusted pre-tax income of $40 thousand compared to a $1.3 million loss in the third quarter 2016

•	Total expenses during the fourth quarter 2016 decreased 9% from the third quarter 2016

•	End of quarter servicing UPB of $16.29 billion with a weighted average coupon of 3.72%

•	Financing segment (NattyMac)

•	Pre-tax income of $872 thousand for the fourth quarter 2016 as compared to $983 thousand for the third quarter 2016

•	Funding fee income of $479 thousand for the fourth quarter 2016, a decrease of 2% from the third quarter 2016

•	Total expenses during the fourth quarter 2016 increased 7% from the third quarter 2016

Recent Developments

On January 26, 2017, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Home Point Financial Corporation, a New Jersey Corporation (“Home Point Financial”) and Longhorn Merger Sub, Inc. an Ohio corporation and wholly owned subsidiary of Home Point Financial (“Merger Sub”), pursuant to which, Merger Sub will merge with and into the Company, with the Company as the surviving entity (the “Merger”). Under the terms of the Merger Agreement, our stockholders will receive $8.00 per share, which represents a per share premium of approximately 61 percent over our 90-day volume weighted average price on January 26, 2017 and 34 percent over our closing price per share on January 26, 2017.

About Stonegate Mortgage Corporation

Founded in 2005, Stonegate Mortgage Corporation (NYSE: SGM) is a leading, publicly-traded, mortgage company that originates, finances and services agency and non-agency residential mortgages through its network of retail offices and approved third party originators. Stonegate Mortgage also provides financing through its fully integrated warehouse lending platform, NattyMac. Stonegate Mortgage’s operational excellence, financial strength, dedication to customer service, and commitment to technology have positioned the firm as a leading provider in the emerging housing finance market.

For more information on Stonegate Mortgage Corporation, please visit www.stonegatemtg.com.

Stonegate Mortgage Corporation
Key Operating Statistics
(Unaudited)

	Three Months Ended			Years Ended December 31,
(In millions)	December 31, 2016	September 30, 2016	December 31, 2015	2016	2015
Origination volume by channel:
Retail	$322.2	$364.2	$292.9	$1,189.1	$1,533.3
Wholesale	559.8	596.8	545.9	2,146.4	$2,550.6
Correspondent	1,574.8	1,660.3	1,433.2	6,027.5	7,154.2
Total origination volume	$2,456.8	$2,621.4	$2,272.0	$9,363.0	$11,238.1

Average origination volume per business day	$40.3	$41.0	$37.2	$37.3	$45.0

Mortgage loan locks volume:
Mortgage loans locked	$2,140.9	$3,625.0	$2,690.2	$12,112.3	$15,245.9
Average mortgage loans locked per business day	$35.1	$56.6	$44.1	$48.3	$61.0

	As of
	December 31, 2016	September 30, 2016	December 31, 2015
Servicing portfolio	$16,286.8	$14,416.9	$17,520.7

Stonegate Mortgage Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Years Ended December 31,
(In thousands, except per share data)	December 31, 2016	September 30, 2016	December 31, 2015	2016	2015
Revenues
Gains on mortgage loans held for sale, net	$25,552	$41,239	$22,724	$118,226	$141,819
Changes in mortgage servicing rights valuation	36,063	4,918	4,130	(12,666)	(30,395)
Payoffs and principal amortization of mortgage servicing rights	(8,259)	(8,592)	(7,226)	(34,247)	(41,529)
Loan origination and other loan fees	5,485	6,013	5,425	21,433	23,956
Loan servicing fees	11,891	11,184	13,771	50,233	54,772
Interest and other income	7,480	11,515	7,993	32,980	34,117
Total revenues	78,212	66,277	46,817	175,959	182,740

Expenses
Salaries, commissions and benefits	22,781	25,880	22,473	95,438	116,341
General and administrative expense	4,798	11,576	7,351	29,854	32,260
Interest expense	6,702	6,488	7,705	27,263	31,063
Occupancy, equipment and communication	3,963	4,230	4,430	16,491	16,870
Depreciation and amortization expense	2,596	2,247	2,202	10,114	7,980
Total expenses	40,840	50,421	44,161	179,160	204,514

Income (loss) from continuing operations before income tax expense (benefit)	37,372	15,856	2,656	(3,201)	(21,774)
Income tax expense (benefit)	1,353	282	1,603	(119)	(5,533)
Income (loss) from continuing operations, net of tax	36,019	15,574	1,053	(3,082)	(16,241)
(Loss) income from discontinued operations, net of tax	—	—	(534)	—	(6,029)
Net income (loss) attributable to common stockholders	$36,019	$15,574	$519	$(3,082)	$(22,270)

Earnings (loss) per share
Basic from continuing operations	$1.39	$0.60	$0.04	$(0.12)	$(0.63)

Diluted from continuing operations	$1.39	$0.60	$0.04	$(0.12)	$(0.63)

Stonegate Mortgage Corporation
Consolidated Balance Sheets
(Unaudited)

(In thousands, except share and per share data)	December 31, 2016	December 31, 2015

Assets
Cash and cash equivalents	$26,258	$32,463
Restricted cash	1,500	4,045
Mortgage loans held for sale, at fair value	578,390	645,696
Servicing advances, net	24,364	19,374
Derivative assets	21,271	12,160
Mortgage servicing rights, at fair value	211,532	199,637
Property and equipment, net	14,839	22,923
Loans eligible for repurchase from GNMA	118,748	80,794
Warehouse lending receivables	125,839	199,215
Goodwill and other intangible assets, net	6,416	6,902
Subordinated loan receivable	30,000	30,000
Other assets	17,585	27,417
Total assets	$1,176,742	$1,280,626

Liabilities and stockholders' equity
Liabilities
Secured borrowings - mortgage loans	$277,789	$492,799
Secured borrowings - mortgage servicing rights	56,898	77,069
Secured borrowings - eligible GNMA loan repurchases	24,738	37,615
Mortgage repurchase borrowings	371,534	279,421
Warehouse lines of credit	170	1,306
Operating lines of credit	9,928	5,000
Accounts payable and accrued expenses	23,657	23,544
Derivative liabilities	4,536	2,517
Reserve for mortgage repurchases and indemnifications	5,533	5,536
Liability for loans eligible for repurchase from GNMA	118,748	80,794
Deferred income tax liabilities, net	2,458	2,364
Other liabilities	20,804	11,033
Total liabilities	916,793	1,018,998

Stockholders' equity
Common stock, par value $0.01, shares authorized - 100,000,000; shares issued: 25,988,457 and outstanding: 25,854,022 at December 31, 2016; shares issued: 25,845,566 and outstanding: 25,796,193 at December 31, 2015	266	264
Additional paid-in capital	272,307	270,906
Retained earnings	(12,624)	(9,542)
Total stockholders' equity	259,949	261,628
Total liabilities and stockholders' equity	$1,176,742	$1,280,626

Stonegate Mortgage Corporation
GAAP Reconciliation
(Unaudited)

We calculate adjusted net income from continuing operations and adjusted diluted earnings per share from continuing operations as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods. Adjusted income from continuing operations, net of tax and adjusted diluted earnings per share from continuing operations exclude certain items that we do not consider part of our core operating results, including changes in valuation inputs and assumptions on our MSRs, stock-based compensation expenses, severance expenses and sale or disposal of long-lived assets. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for income (loss) before income taxes from continuing operations, net income (loss) from continuing operations or diluted EPS (LPS) from continuing operations prepared in accordance with GAAP.

	Three Months Ended[1]			Years Ended December 31,
(In thousands, except per share data)	December 31, 2016	September 30, 2016	December 31, 2015	2016	2015
Net income (loss) from continuing operations	$36,019	$15,574	$1,053	(3,082)	(16,241)
Adjustments:
Changes in valuation inputs and assumptions on MSRs	(36,063)	(4,918)	(4,130)	12,666	30,395
Stock-based compensation expense	344	399	278	1,403	3,823
Severance expense	—		202	—	1,735
Other non-routine expenses	—		—	119	221
Tax effect of adjustments	1,296	(49)	3,789	(527)	(9,192)
Adjusted net income from continuing operations	$1,596	$11,006	$1,192	$10,579	$10,741

Diluted earnings (loss) per share	$1.39	$0.60	$0.04	$(0.12)	$(0.63)
Adjustments:
Changes in valuation inputs and assumptions on MSRs	(1.39)	(0.19)	(0.16)	0.49	1.18
Stock-based compensation expense	0.01	0.01	0.01	0.05	0.15
Severance expense	—	—	0.01	—	0.07
Ramp-up and other non-routine expenses	—	—	—	0.01	0.01
Tax effect of adjustments	0.05	—	0.15	(0.02)	(0.36)
Adjusted diluted earnings from continuing operations per share	$0.06	$0.42	$0.05	$0.41	$0.42
1 Diluted earnings (loss) per share and the per share impact for the adjustments shown above are computed independently for each of the quarters presented. Therefore, the sum of the quarters' per share impacts may not equal the total computed for the year.

Additional Information and Where to Find It

This earnings release may be deemed to be solicitation material in respect of the proposed Merger between Stonegate Mortgage and Home Point Financial. In connection with the Merger, Stonegate Mortgage intends to file with the SEC and furnish to its stockholders a proxy statement on Schedule 14A and file other relevant materials. INVESTORS AND STOCKHOLDERS OF STONEGATE MORTGAGE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING STONEGATE MORTGAGE'S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and stockholders will be able to obtain copies of the documents, when filed, free of charge at the SEC's website (http://www.sec.gov). Investors and stockholders may also obtain copies of documents filed by Stonegate Mortgage with the SEC by writing to Stonegate Mortgage Corporation, Attention: Secretary, 9190 Priority Way West Drive, Suite 300, Indianapolis, IN 46240, United States, or by visiting Stonegate Mortgage's website (www.stonegatemtg.com) .

Participants in Solicitation

Stonegate Mortgage and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of Stonegate Mortgage common stock in connection with the proposed Merger. Information about Stonegate Mortgage's directors and executive officers is available in Stonegate Mortgage's proxy statement for its 2016 Annual Meeting of Stockholders, which was filed with the SEC on May 19, 2016. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors and stockholders should read the proxy statement carefully when it becomes available before making any investment or voting decisions.

Forward Looking Statements

Various statements contained in this earnings release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending, as well as statements regarding the benefits of the proposed Merger between Home Point Financial and Stonegate Mortgage and the anticipated timing of the Merger. Our forward- looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this earnings release speak only as of the date of this earnings release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including those discussed in the “Risk Factors” section within our 2015 Annual Report on Form 10-K filed on March 15, 2016 and any revisions to those Risk Factors in subsequent filings, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this earnings release, including, but not limited to:  the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect Stonegate Mortgage's business and the price of Stonegate Mortgage common stock; required governmental approvals of the Merger may not be obtained or may not be obtained on the terms expected or on the anticipated schedule; Stonegate Mortgage's stockholders may fail to approve the Merger; the parties to the Merger Agreement may fail to satisfy other conditions to the completion of the Merger, or may not be able to meet expectations regarding the timing and completion of the Merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the effect of the announcement or pendency of the Merger on Stonegate Mortgage's business relationships, operating results, and business generally; risks that the proposed Merger disrupts current plans and operations of Stonegate Mortgage and potential difficulties in Stonegate Mortgage's employee retention as a result of the Merger; risks related to diverting management's attention from Stonegate Mortgage's ongoing business operations; the outcome of any legal proceedings that may be instituted against Stonegate Mortgage related to the Merger Agreement or the

Merger; the amount of the costs, fees, expenses and other charges related to the Merger; the impact of changes in interest rates; and political instability.

Media:
Sloane & Company (on behalf of Stonegate Mortgage Corporation)
Whit Clay
W: 212-446-1864
wclay@sloanepr.com
or
Investor:
Stonegate Mortgage Corporation
Michael McFadden
W: 317-663-5904
michael.mcfadden@stonegatemtg.com